Exhibit 99.1

PRESS RELEASE

For Immediate Release

Mercer International Inc. Announces C$20 Million (Approximately US$14 Million) in Government of Canada Support for its Peace River Mill

NEW YORK, NY, August 26, 2026 — Mercer International Inc. (“Mercer” or the “Company”) (Nasdaq: MERC), a global forest products company today announced that the Government of Canada, through Prairies Economic Development Canada (“PrairiesCan”), has committed C$20 million (approximately US$14 million) in financial support to its subsidiary, Mercer Peace River Pulp Ltd. (“MPR”), under the Regional Tariff Response Initiative.

The support consists of a C$1 million non-repayable contribution and a C$19 million repayable contribution, with repayment scheduled to commence in 2031, subject to the terms of the contribution agreement. The funding was announced today by The Honourable Eleanor Olszewski, Minister of Emergency Management and Community Resilience and Minister responsible for PrairiesCan, during a visit to the MPR mill in northern Alberta.

The funding provides capital to support MPR’s broader transformation plan, designed to improve productivity and modernize the mill. This includes improvements to prepare the facility for the expansion of bio-energy production and carbon capture and storage. The funding builds on work already underway at the mill, including the carbon dioxide capture demonstration unit.

“This investment is an important step in the continued modernization of Mercer Peace River,” stated Juan Carlos Bueno, President and CEO of Mercer. “It supports improvements to the mill’s productivity and competitiveness and reflects the important role MPR plays within northern Alberta’s forest products economy. I also want to recognize the work of our Peace River team in advancing these improvements.”

“Canada did not choose this trade conflict with the United States, but we will stand up for the workers, businesses and communities under pressure,” said The Honourable Eleanor Olszewski, Minister of Emergency Management and Community Resilience and Minister responsible for Prairies Economic Development Canada. “For more than 35 years, Mercer Peace River has been an anchor of northern Alberta’s economy. This C$20 million investment will help the mill modernize, compete and protect the good jobs that families across the region depend on as we build a stronger, more resilient Canadian economy.”

Mercer International Inc. | www.mercerint.com

Corporate Office: Suite 1120, 700 West Pender Street, Vancouver, BC, V6C 1G8, Canada | +1 604 684 1099	US Office: 14900 Interurban Avenue South, Suite 282 Seattle, Washington, USA 98168 | +1 206 674 4639

About Mercer Peace River Pulp

MPR operates within northern Alberta’s integrated forest products sector, where fiber from the region’s mixed boreal forests supports a range of products and uses. Sawlogs suitable for lumber are processed by regional sawmills, while pulpwood and residual fiber from sawmilling — including chips and bark — support pulp and energy production. Together, these fiber flows connect forest management, regional sawmilling, pulp production and renewable energy generation, supporting broader utilization of the region’s fiber supply.

About Mercer International Inc.

Mercer International Inc. is a global forest products company with operations in Germany, the United States and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 1,023 million board feet of lumber, 210,000 cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. For further information about the Company, please visit www.mercerint.com.

Forward-Looking Statements

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “are optimistic that”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, ability to refinance or obtain any necessary financing on acceptable terms in the future, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

Mercer International Inc. | www.mercerint.com
Corporate Office: Suite 1120, 700 West Pender Street, Vancouver, BC, V6C 1G8, Canada | +1 604 684 1099	US Office: 14900 Interurban Avenue South, Suite 282 Seattle, Washington, USA 98168 | +1 206 674 4639

APPROVED BY:

William D. McCartney

Chairman of the Board

+1 (604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

+1 (604) 684-1099

Mercer International Inc. | www.mercerint.com
Corporate Office: Suite 1120, 700 West Pender Street, Vancouver, BC, V6C 1G8, Canada | +1 604 684 1099	US Office: 14900 Interurban Avenue South, Suite 282 Seattle, Washington, USA 98168 | +1 206 674 4639